SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 13, 2002


                           TRAVIS BOATS & MOTORS, INC.
             (Exact name of registrant as specified in its charter)


                                      TEXAS
                 (State or other jurisdiction of incorporation)

              005-49897                              74-2024798
      (Commission File Number)             (IRS Employer Identification No.)



                        5000 Plaza on the Lake, Suite 250
                               Austin, Texas 78746
           (Address of principal executive office, including zip code)

                                 (512) 347-8787
              (Registrant's telephone number, including area code)











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ITEM 1. Changes in Control of Registrant.

         On March 13, 2002, Travis Boats & Motors, Inc. ("Travis", or the "Company"), entered into a Preferred Stock and Warrant Purchase Agreement (the "Purchase Agreeement") with TMRC, L.L.P. ("Tracker"), a wholly-owned subsidiary of Tracker Marine, L.L.C., whereby Tracker initially invested approximately $2,139,000 towards the purchase of 21,390 shares of newly created 6% Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") in the Company (the "First Closing"). A copy of the Purchase Agreement was filed as Exhibit
10.68 to the Form 8-K filed by Travis on March 28, 2002. The holders of the Preferred Stock vote at a conversion price of $2.55 per share (subject solely to adjustment for stock splits, stock dividends and other reclassifications for such Preferred Stock), but are able to convert into common stock at an initial conversion price of $2.4594 per share (subject to adjustment based on certain weighted average anti-dilution protection and certain provisions in the Amended and Restated Statement of Designations regarding mechanical adjustments). A copy of the Travis Boats & Motors, Inc. Amended and Restated Statement of Designations of 6% Series A Cumulative Convertible Preferred Stock dated April 8, 2002, was filed as Exhibit 4.3 to the Form 8-K/A filed by Travis on April 17, 2002. Tracker's source for the consideration used in purchasing the Preferred Stock in the First Closing was internal working capital.

         On May 28, 2002, pursuant to the terms of the Purchase Agreement of March 13, 2002, and Travis obtaining shareholder approval and meeting certain other conditions, Tracker invested approximately an additional $2,861,000 million in Travis through (a) the purchase of additional shares of Preferred Stock upon substantially similar terms as in the First Closing and (b) a Preferred Stock purchase warrant (collectively, the "Second Closing"). Tracker obtained 28,610 shares of Preferred Stock and a warrant exercisable for 30,000 shares of Preferred Stock pursuant to the Second Closing. Tracker's source for the consideration used in purchasing the Preferred Stock in the Second Closing was internal working capital.

         On June 10, 2002, Tracker exercised the warrant and was issued 30,000 shares of Preferred Stock by Travis. Tracker's source for the exercise of the warrant to purchase Preferred Stock was internal working capital. A form of the Warrant to Purchase Series A Preferred Stock of Travis Boats & Motors, Inc. was filed as Exhibit 4.2 to the Form 8-K filed by Travis on March 28, 2002. The proceeds from the warrant ($3.0 million) have been used to retire existing debts of Travis. The balance of Tracker's additional investment pursuant to the Second Closing will be used for general corporate purposes. Following the First and Second Closing and the exercise of the warrant, Tracker now owns approximately a 40% fully diluted ownership position in Travis, on an as-converted basis.

         Pursuant to the Certificate of Designations that governs the Preferred Stock, Tracker, as the holder of the Preferred Stock, is entitled to elect the following number of directors (from a total of seven) to the board of directors of Travis: (i) one director if at least 10,000 shares and less than 25,000 shares of the Preferred Stock are outstanding; (ii) two directors if at least 25,000 shares and less than 60,000 shares of Preferred Stock are outstanding; and (iii) after March 13, 2003, three directors if at least 60,000 shares of Preferred Stock are outstanding.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   TRAVIS BOATS & MOTORS, INC.
                                   (Registrant)




Date:  June 10, 2002                By:  /s/ Michael B. Perrine
                                       ---------------------------------------
                                       Michael B. Perrine, Chief Financial
                                       Officer, Secretary, Treasurer